As filed with the Securities and Exchange Commission May 2, 2002
                                                           File No. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 OZOLUTIONS INC.
             (Exact name of registrant as specified in its charter)

                Delaware                               98-0229321
    (State or Other Jurisdiction of                   (IRS Employer
     Incorporation or Organization)                Identification No.)


             30 Denver Crescent, Suite 200, Toronto, Ontario, Canada
                M2J 1G8 (Address of principal executive offices)

                          Business Consulting Agreement
                            (Full title of the plan)

                          Max Weissengruber, President
         30 Denver Crescent, Suite 200, Toronto, Ontario, Canada M2J 1G8
                     Name and address of agent for service

                                 (416) 490-0254
          Telephone number, including area code, of agent for service:

                                   Copies to:
                                 Mark E. Lehman
                         Cohne, Rappaport & Segal, P.C.
                   525 E. 100 South, Salt Lake City, UT 84111
                                 (801) 532-2666

                         CALCULATION OF REGISTRATION FEE

                                 Proposed         Proposed
    Title of       Amount to      maximum          maximum         Amount of
   Securities         be       offering price     aggregate     registration fee
to be registered  registered     per unit *    offering price *

  Common Stock      700,000        $0.61           $427,000          $39.30

* Estimates of the proposed maximum offering price per unit and proposed maximum aggregate offering price solely for calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, and based on the average bid and asked price of the registrant's common stock as of April 26, 2002, a date within five business days prior to the date of filing of this registration statement.


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                                     Part I.
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

A copy of the Business Consulting Agreement (the "Plan") providing for the issuance of 700,000 shares of Ozolutions Inc., as compensation for consulting and business services is attached hereto as Exhibit 4.1 and incorporated herein by this reference. By resolution of the board of directors adopted March 28, 2002, Ozolutions adopted a plan for issuing 700,000 shares to one consultant who is not a control person of Ozolutions as compensation for services rendered.

We are authorized to issue up to 50,000,000 shares of common stock with a par value of $0.001, of which 21,092,783 shares are issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available there for. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Item 2.  Registrant Information

Copies of the Plan and all documents incorporated by reference in Item 3 of Part II of this registration statement are also incorporated as part of the Section 10(a) prospectus by this reference, and shall be made available to the Plan's participants upon written or oral request. Requests for such information should be directed to Ozolutions Inc. at 30 Denver Crescent, Suite 200, Toronto, Ontario, Canada M2J 1G8, telephone (416) 490-0254.

                                     Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Ozolutions Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

1. Ozolutions' Form 10-KSB for the year ended August 31, 2001, as filed with the Securities and Exchange Commission on November 29, 2001;

2. Ozolutions' quarterly report on Form 10-QSB for the quarter ended November 30, 2001, as filed with the Securities and Exchange Commission on January 14, 2002; and

3. Ozolutions' quarterly report on Form 10-QSB for the quarter ended February 28, 2002, as filed with the Securities and Exchange Commission on April 15, 2002; and

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4.   All  other  reports  filed  pursuant  to  Sections  13(a)  or  15(d) of the
     Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by Ozolutions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

We are authorized to issue up to 50,000,000 shares of common stock with a par value of $0.001, of which 21,092,783 shares are issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available there for. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel

None

Item 6.  Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling Ozolutions pursuant to the immediately subsequent provisions, Ozolutions has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

As permitted by the Delaware General Corporation Law, Ozolutions' Certificate of Incorporation provides that no director or officer shall have any liability to Ozolutions or its stockholders for monetary damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Ozolutions' Bylaws provide that it shall indemnify and advance expenses to its officers and directors with respect to liabilities arising from their service to Ozolutions. However, nothing in the Certificate of Incorporation or Bylaws of Ozolutions protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

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

In accordance with the provisions referenced above, Ozolutions will indemnify to the fullest extent permitted by its Certificate of Incorporation and Bylaws, and in the manner permissible under the laws of the state of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of Ozolutions, or served any other enterprise as director, officer or employee at the request of Ozolutions. The Board of Directors, in its discretion, will have the power on behalf of Ozolutions to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she is or was an employee of Ozolutions.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Ozolutions, Ozolutions has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ozolutions of expenses incurred or paid by a director, officer or controlling person of Ozolutions in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, Ozolutions will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the sections of the General Corporation law of Delaware set forth above and the provisions of Ozolutions' Bylaws and Ozolutions' Certificate of Incorporation, or any amendments thereto.

Item 7.  Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8.  Exhibits

The following exhibits are attached to this Registration Statement.

Exhibit No.   Title of Document                                     Location
-----------   -----------------                                     --------

4.1           Business Consultant Agreement                         E-1

5.1           Opinion and consent of Counsel with respect to the    See Ex. 23.1
               legality of the issuance of securities being issued

23.1          Legal Opinion                                         E-3

23.2          Consent of Rotenberg & Co., LLP                       E-5

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

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(a)

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (ii) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

          (iii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iv) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on this 26th day of April 2002.

                                          OZOLUTIONS INC.


Date: April 26, 2002                      By: /s/ Max Weissengruber, President,
                                              Chief Executive Officer and
                                              Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, his registration statement has been signed by the following persons in the capacities and on the date indicated.


Dated: April 26, 2002               /s/ Max Weissengruber, Director


Dated: April 26, 2002               /s/ James A. Clemenger, Director


Dated: April 26, 2002               /s/ Douglas R. Robertson, Director




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